                         EXHIBIT 99.1

STOCK APPRECIATION RIGHTS -
Summary of Terms

Date of Grant:	September 28, 2006

Exercise Price:	NYSE Closing Price on Grant Date

Shares Issued Upon Exercise:	Shares exercised less shares required to cover exercise price. Unissued shares may return to Plan reserve.

Exercisable:	33 1/3% - September 28, 2009 33 1/3% - September 28, 2010 33 1/3% - September 28, 2011

Expiration Date:	September 27, 2016

Acceleration:	Award becomes fully exercisable upon:

a. Death of Optionee (exercisable for three years)
b. Optionee's total and permanent disability (exercisable for three years)
c. Optionee's voluntary termination after age 62 (exercisable for three years)
d. Involuntary termination of Optionee, other than for cause (exercisable for six months)
e. A change in control of the Company (exercisable for six months after Optionee’s voluntary or involuntary termination following a change in control)

Forfeiture:	All shares not exercisable at the time of the declaration of forfeiture are forfeited upon:

a. Optionee's termination for cause
b. Optionee's voluntary termination prior to age 62
c. Optionee engaging in any activity or conduct contrary to the best interests of the Company (as defined by the Committee in prior SAR award agreements)
d. Optionee engaging in competition with the Company

Change in Control:
In a change of control (whether by acquisition of a majority of voting power or a majority of directors do not continue in office), recipients would be entitled to be paid, in cash, the spread between the strike price and the merger consideration or tender offer price.

Tax Withheld:	Shares can be tendered back to the Company to cover taxes.

Adjustments:
Adjustment to the number of shares and exercise price upon the occurrence of recapitalization and reorganization related events, dividends or distributions shall be made in accordance with the Incentive Stock Plan.